Exhibit 10.2

Execution Version

STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement dated as of May 11, 2022 (this “Agreement”) is among Kensington Capital Acquisition Corp. IV (“Kcompany”), a Cayman Islands exempted company incorporated with limited liability (which shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance with the BCA (as defined herein), and certain of the stockholders of Amprius Technologies, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Business Combination Agreement, dated as of the date of this Agreement (the “BCA”), among Kcompany, Kensington Capital Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Kcompany (“Merger Sub”), and the Company.

WHEREAS, Kcompany, Merger Sub and the Company are entering into, concurrently herewith, the BCA, which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Kcompany; and

WHEREAS, as of the date of this Agreement, each Stockholder owns of record the number and class of shares of Company Common Stock set forth opposite such Stockholder’s name on Exhibit A (all such shares of Company Common Stock and any shares of Company Common Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

1. Agreement to Vote. Unless the Expiration Time (as defined below) has occurred, each Stockholder, by this Agreement, with respect to its Shares, severally and not jointly, hereby agrees, to vote, at any meeting of the stockholders of the Company called for the purpose of approving the Merger, and in any action by written consent of the stockholders of the Company requested by the Company for the purpose of approving the Merger (which written consent shall be substantially in the form attached hereto as Exhibit B and shall be executed and delivered by such Stockholder promptly, and in any event within twenty four (24) hours, after the Company requests such delivery (provided that the Company shall not request delivery at any time prior to the Registration Statement being declared effective under the Securities Act by the SEC), all Shares held by such Stockholder at such time in favor of the approval and adoption of the BCA, the Merger and the other Transactions. Each Stockholder acknowledges receipt and review of a copy of the BCA.

2. Termination of Stockholder Agreements, Related Agreements. Unless the Expiration Time has occurred before the Effective Time, each Stockholder, by this Agreement, with respect to its Shares, severally and not jointly, hereby agrees to terminate, subject to and effective immediately prior to the Effective Time, provided that all Terminating Rights (as defined below) between the Company and any other holder of Company capital stock shall also terminate at such time, if applicable to such Stockholder, any rights under any letter agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between such Stockholder and the Company.

For the avoidance of doubt, any agreements or other rights such Stockholder may have that relate to any commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary are expressly excluded from the foregoing termination and shall continue in full force and effect in accordance with their terms.

3. Transfer of Shares. Each Stockholder severally and not jointly, agrees that, from the date of this Agreement until the Expiration Time, it shall not, directly or indirectly, without the prior written consent of Kcompany, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another stockholder of the Company that is or becomes a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; provided, however, that the foregoing shall not prohibit the transfer of any Shares (i) to an affiliate of Stockholder, (ii) if Stockholder is a natural person, to a member of Stockholder’s immediate family, (iii) to any charitable organization described in Section 170(c) of the Code, (iv) to any trust, the beneficiaries of which include only the persons named in the preceding clauses (ii) or (iii), (v) to any corporation, limited liability company or partnership, the stockholders, members or partners of which include only the persons described in clauses (i) through (iv) above or (vi) by will or under the laws of intestacy upon the death of Stockholder; provided, however, that in each of cases (i) through (v), the transferee shall execute a counterpart to this Agreement or a joinder agreeing to become a party to this Agreement, in each case, in form and substance reasonably acceptable to the Company.

4. No Solicitation of Transactions. From the date of this Agreement until the Expiration Time, each of the Stockholders severally and not jointly, agrees that such Stockholder shall not, and shall cause its Representatives not to, (a) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (b) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (c) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate or encourage any such inquiries, proposals, offers, efforts, discussions or negotiations, (d) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities or the Company, (e) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (f) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (G) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. Each Stockholder shall, and shall instruct and cause its Representatives, to immediately cease any solicitations, discussions or negotiations with any person (other than the parties to the BCA and their respective Representatives) in connection with a Company Acquisition Proposal. Each Stockholder also agrees that it will promptly request each person (other than the parties to the BCA and their respective Representatives) that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date of this Agreement. Each Stockholder shall promptly notify Kcompany (and in any event within twenty-four (24) hours) of the receipt of any Company Acquisition Proposal by such Stockholder after the date of this Agreement, which notice shall identify the third party making any Company Acquisition Proposal and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Company Acquisition Proposal. Notwithstanding the foregoing, such Stockholder may inform any person making an unsolicited proposal regarding a Company Acquisition Proposal of the terms of this Section 4. Any violation of the restrictions set forth in this Section 4 by any Representative of a Stockholder shall be deemed to be a breach of this Section 4 by such Stockholder.

5. Representations and Warranties of the Stockholders. Each Stockholder severally and not jointly, represents and warrants to Kcompany as follows:

(a) The execution and delivery by such Stockholder of this Agreement does not, and the performance of this Agreement by such Stockholder will not, (i) if such Stockholder is not a natural person, conflict with or violate the governing documents of such Stockholder, (ii) conflict with or violate any Law applicable to such Stockholder or by which any of its Shares are bound, (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any property or asset of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its Shares are bound or (iv) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, consents, approvals, authorizations, permits or filings or other occurrences that, individually or in the aggregate, are not reasonably expected to prevent, materially delay or materially impede the performance by such Stockholder of its obligations under this Agreement.

(b) As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite the Stockholder’s name on Exhibit A, and as of the date of this Agreement, such Stockholder has the sole power (as currently in effect) to vote such Shares, and such Stockholder does not own, directly or indirectly, any other Shares.

(c) Such Stockholder has all necessary power and authority (or, in the case of any Stockholder that is a natural person, capacity) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate, limited liability company, limited partnership, or other entity action, and no other corporate, limited liability company, limited partnership, or other entity actions on the part of such Stockholder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms subject to the Remedies Exceptions.

6. Representations and Warranties of Kcompany. Kcompany hereby represents and warrants to each of the Stockholders as follows:

(a) The execution and delivery by Kcompany of this Agreement does not, and the performance of this Agreement by Kcompany will not, (i) conflict with or violate the governing documents of Kcompany, (ii) conflict with or violate any Law applicable to Kcompany, (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any property or asset of Kcompany pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Kcompany is a party or by which Kcompany is bound or (iv) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, consents, approvals, authorizations, permits or filings or other occurrences that, individually or in the aggregate, are not reasonably expected to prevent, materially delay or materially impede the performance by Kcompany of its obligations under this Agreement.

(b) Kcompany has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Kcompany of this Agreement, the performance by Kcompany of its obligations hereunder and the consummation by Kcompany of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action and no other corporate actions on the part of Kcompany are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than (i) with respect to the Domestication, (A) the Kcompany Shareholder Approval, (B) completing and making and procuring all those declarations, affidavits, undertakings and filings required to be made with the Registrar of Companies of the Cayman Islands under Part XII of the Cayman Act in connection with the Domestication, (C) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands and (D) completing and making and procuring all those filings required to be made with the Secretary of State of the State of Delaware under the DGCL in connection with the Domestication, (ii) with respect to the Merger, the Kcompany Shareholder Approval and the approval by Kcompany as the sole stockholder of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (iii) with respect to the issuance of New Kcompany Common Stock, the Kcompany Shareholder Approval). This Agreement has been duly and validly executed and delivered by Kcompany and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Kcompany, enforceable against Kcompany in accordance with its terms subject to the Remedies Exceptions.

(c) Kcompany has, jointly with the Company, delivered to each of the Stockholders a true, correct and complete copy of the execution version of each of the BCA and the Registration Rights Agreement, in each case, including all schedules, exhibits and annexes thereto.

7. Termination. Other than this Section 7 and Section 9, which shall survive any termination of this Agreement, this Agreement and the obligations of the parties hereunder shall automatically terminate upon the earliest to occur of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms, (c) as to any Stockholder, the time of any modification, amendment or waiver of the BCA without such Stockholder’s prior written consent that (i) decreases or changes the form of the Per Share Merger Consideration payable to such Stockholder, (ii) imposes conditions to the obligations of the parties to the BCA to consummate the Transactions in addition to those conditions set forth in Article 8 of the BCA, (iii) modifies the conditions of the obligations of the parties to the BCA to consummate the Transactions in a manner that adversely affects in any material respect such Stockholder or (iv) extends or otherwise changes the Outside Date in a manner other than as required or permitted by the BCA and (d) the effective date of a written agreement of the parties hereto terminating this Agreement (the time of termination pursuant to this Section 7, whether pursuant to subsection (a), (b), (c) or (d), herein referred to as the “Expiration Time”). Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided, however, that nothing in this Section 7 shall relieve any party of liability for any breach of this Agreement occurring prior to termination.

8. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Kcompany any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the relevant Stockholder, and Kcompany shall not have the authority to direct any Stockholder in the voting or disposition of any Shares, except as otherwise expressly provided herein.

9. Miscellaneous.

(a) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 9(a)):

If to Kcompany, to it at:

Kensington Capital Acquisition Corp. IV

1400 Old Country Road, Suite 301

Westbury, NY 11590

Attention: Justin Mirro

Email: justin@ Kensington-cap.com

with a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Charles A. Samuelson

Email: chuck.samuelson@hugheshubbard.com

If to a Stockholder, to the address or email address set forth for Stockholder on the signature page hereof.

(b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c) Entire Agreement; Assignment. This Agreement, the BCA and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b) of the BCA, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

(d) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and their permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(e) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.06 and 10.07 of the BCA shall apply to this Agreement mutatis mutandis.

(f) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(h) Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(i) Expenses. Except as set forth in the BCA, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated.

(j) Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(k) Waiver. Any party to this Agreement may, at any time prior to the Effective Time, (i) extend the time for the performance of any obligation or other act of the other parties hereto, (ii) waive any inaccuracy in the representations and warranties of another party hereto contained herein or in any document delivered by another party pursuant hereto and (iii) waive compliance with any agreement of another party hereto or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

(l) Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Unless the context of this Agreement clearly requires otherwise, use of the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Any reference to a Law shall include any rules and regulations promulgated thereunder, and shall mean such Law as from time to time amended, modified or supplemented. References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof.

(m) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Effective Time, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 9(m).

(n) Further Assurances. At the request of Kcompany, in the case of any Stockholder, or at the request of any Stockholder, in the case of Kcompany, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KENSINGTON CAPITAL ACQUISITION CORP. IV

By	/s/ Justin Mirro
Name: Justin Mirro
Title: Chairman and Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AMPRIUS, INC.

By:	/s/ Kang Sun

Name:	Kang Sun

Title:	Chief Executive Officer

Address:

Email:

Exhibit A

Stockholder	Common Stock
Amprius, Inc.	45,000,000

Exhibit B

(Form of Written Consent of the Company Stockholders)

[Attached.]